Exhibit 10.1


GREENMAN
TECHNOLOGIES, INC.

July 31, 2005

Mr. David A. Barclay
Senior Vice President and General Counsel
Republic Services, Inc.
110 SE 6th Street - 28th Floor
Fort Lauderdale, FL 33301

Regarding:  Promissory Note Dated May 6, 2003 to Republic Services of Georgia,
            Limited Partnership ("RSLP"), a Delaware limited partnership (as successor to United Waste Service, Inc.)

Dear David:

Pursuant our discussions, RSLP hereby agrees to waive any and all defaults which may now exist as a result of GreenMan's failure to timely make interest and principal payments due under the above referenced promissory note prior to July 31, 2005. In addition, RSLP has agreed to defer all interest and principal payments due through June 30, 2006 at which time all interest and principal payments under the promissory note that are otherwise due and payable on or before that date (together with accrued but unpaid interest therein) shall be incorporated into an new self amortizing promissory note, payable in 48 monthly installments bearing interest at 10% per annum.

David, if you are in agreement with the above, please acknowledge your agreement below and forward this letter back to my attention.

Sincerely,


/s/ Charles E. Coppa                   /s/ David A/ Barclay
Charles E. Coppa                       Agreed,
Chief Financial Officer                Mr. David A. Barclay
                                       Senior Vice President and General Counsel